EXHIBIT 4.6

The following is a form of warrant issued to the following holders in 2000, to purchase an aggregate of 235,321 shares of Common Stock, at a per share price of $7.50. Notation in the text of the document indicating **PRICE** should be read as $7.50 with respect to the following holders:

Warrant No.	Holder Name	Shares
CSW101	Scott Silver	500
CSW102	George Weiler	1,500
CSW103	John Roe	7,693
CSW 104	Benn Konner	2,715
CSW 105	Mark McAvoy	7,693
CSW 106	Robert Campi	400
CSW 107	John Dudzik	800
CSW 108	Mike Mollin	300
CSW 109	Ira Kerner	300
CSW 110	Neal Fiore	390
CSW 111	Ed Painter	210
CSW 112	Peter Rosenthal	100
CSW 113	Andy Kaiser	3,200
CSW 114	Mike Velasco	3,200
CSW 115	Darin Porter	200
CSW 116	Bruce Lee	3,300
CSW 117	UBS Warburg LLC	32,560
CSW 118	UBS Warburg LLC	170,260

The following is also a form of warrant issued to the following holders in 2000, to purchase an aggregate of 16,666 shares of Common Stock, at a per share price of $9.00. Notation in the text of the document indicating **PRICE** should be read as $9.00 with respect to the following holders:

CSW 119	John Roe	4,166
CSW 120	UBS Warburg LLC	4,166
CSW 121	UBS Warburg LLC	8,334

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SHALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

COMMON STOCK PURCHASE WARRANT

TESSERA, INC.

Issuance Date: December 14, 2000	Warrant No:

Expiration Date: The earlier of (i) February 4, 2005, or (ii) 24 months following the Company’s Qualified Public Offering (as defined below).

1. Issuance. This Warrant is issued to              by Tessera, Inc., a Delaware corporation (hereinafter with its successors called the “Company”).

2. Purchase Price, Number of Shares. Subject to the terms and conditions hereinafter set forth, the registered holder of this Warrant (the “Holder”) is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed to purchase from the Company at a price per share (the “Purchase Price”) of $**PRICE**,              fully paid and nonassessable shares of Common Stock of the Company. The Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as provided in Section 9 (stock dividends), Section 10 (mergers and reclassifications) and Section 23 (antidilution) below. Notwithstanding any other provision of this Section 2, no Holder of Warrants (a “BHCA Person”) that is subject to the restrictions of Section 4 of the Bank Holding Company Act of 1956, as amended (the “BHCA”) shall have the right to exercise any Warrant if, after giving effect to such exercise, the BHCA Person, its affiliates and transferees would own or be deemed to own shares of Common Stock in excess of either the maximum number of shares of Common Stock which the BHCA Person is permitted to own under the BHCA and the regulations of the Board of Governors of the Federal Reserve thereunder or such lower number as the relevant BHCA Person may have requested in writing to the Company. Any Warrant held by an assignee or transferee of a Holder subject to the restriction on conversion in this Section shall continue to be subject to the same restriction on exercise unless such Warrants are assigned or transferred (i) to the public in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), (ii) in a transaction pursuant to Rule 144 or 144A under the Securities Act in which no person acquires Warrants exercisable exercisable into more than 2% of the outstanding Common Stock, (iii) in a single transaction to a third party who acquires a majority of the Common Stock without regard to the conversion of any Warrants so transferred or, (iv) in any other manner permitted under the BHCA. The conversion agent may rely on the representation of the relevant BHCA Person that a transfer has been made in a manner which permits exercise of such warrant.

3. Payment of Purchase Price. The Purchase Price may be paid (i) in cash or by check, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company to the Holder, with all such notes and obligations surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, (iii) through delivery by the Holder to the Company of other securities issued by the Company, with such securities being credited against the Purchase Price in an amount equal to (a) the fair market value thereof as determined in good faith by the Board of Directors of the Company (the “Board”) if the Common Stock is not traded Over-The-Counter or on an exchange or on The Nasdaq National Market, or (b) the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary, or the closing price quoted on any exchange (or The Nasdaq National Market) on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the five (5) trading days prior to the date of determination of fair market value, or (iv) by any combination of (i), (ii) or (iii)(a) or (b) above. The Board shall promptly respond in writing to an inquiry by the Holder as to the fair market value of any securities the Holder may wish to deliver to the Company pursuant to clause (iii)(a) above.

4. Net Issue Election. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

X= Y( A – B)

      A

where

X =	the number of shares to be issued to the Holder pursuant to this Section 4.

Y=	the number of shares covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.

A =	the fair market value of one share of Common Stock, as determined pursuant to Section 3 above, as at the time the net issue election is made pursuant to this Section 4.

B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

The Board shall promptly respond in writing to an inquiry by the Holder as to the fair market value of one share of Common Stock.

5. Partial Exercise Not Allowed. This Warrant may not be exercised in part.

6. Issuance Date. The person or persons in whose name or names any certificate representing shares of Common Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

7. Expiration Date. This warrant shall expire at the earlier of (i) the close of business on February 4, 2005, or (ii) twenty-four months following the closing of an offering of shares of the Company’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act at a price per share of at least $9.00 (adjusted for stock splits and the like) with the aggregate gross proceeds thereof to the Company being at least $10,000,000 (the “Qualified Public Offering”), and shall be void thereafter. Notwithstanding the foregoing, unless the Holder otherwise notifies the Company, this Warrant shall automatically be deemed to be exercised in full pursuant to the provisions of Section 4 hereof, without any further action on behalf of the Holder, immediately prior to the time this Warrant would otherwise expire pursuant to the preceding sentence.

8. Reserved Shares, Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Common Stock, free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full. The Company further covenants that such shares as may be issued pursuant to such exercise and conversion will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

9. Stock Dividends. If after the date hereof (the “Original Issue Date”) the Company shall subdivide the Common Stock, by split-up or otherwise, or combine the Common Stock, or issue additional shares of Common Stock in payment of a stock dividend on the Common Stock, the number of shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

10. Mergers and Reclassifications. If after the Original Issue Date there shall be any reclassification, capital reorganization or change of the Common Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 9 hereof), or any consolidation of the Company with, or Merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the outstanding Common Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company, then, as a condition of such reclassification, reorganization, change, consolidation, merger, sale or conveyance, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stockholder which might have been purchased by the Holder immediately prior to such reclassification, reorganization, change, consolidation, merger, sale or conveyance (or, if there are no holders of Common Stock at such time, by a holder of the number of shares of Common Stock which might have been acquired by the Holder immediately prior to such reclassification, reorganization, change, consolidation, merger, sale or conveyance upon the exercise of this Warrant in full and the conversion into shares of Common Stock of all shares of Common Stock receivable upon such exercise), and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof.

11. Fractional Shares. In no event shall any fractional share of Common Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant as an entirety, the Holder would, except as provided in this Section 11, be entitled to receive a fractional share of Common Stock, then the Company shall issue the next higher number of full shares of Common Stock, issuing a full share with respect to such fractional share.

12. Certificate of Adjustment. Whenever the Purchase Price or Conversion Price (as defined in Section 23) is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate executed by the Chief Financial Officer of the Company setting forth the Purchase Price or Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

13. Notices of Record Date, Etc. In the event of:

(a) any taking by the Company of a record of the holders of the Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right,

(b) any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets, or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each such event the Company will mail or cause to be mailed to the Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which any such reclassification, reorganization, consolidation, merger, sale or conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record in respect of such event are to be determined. Such notice shall be mailed at least 20 days prior to the date specified in such notice on which any such action is to be taken.

14. Representations and Warranties of the Company. The Company has all requisite corporate power to execute and deliver this Warrant, to sell and issue the shares of Common Stock hereunder, and to carry out and perform its obligations under the terms of this Agreement. All corporate action on the part of the Company, its directors, and its stockholders necessary for the authorization, execution, delivery, and performance of this Warrant by the Company and the performance of all of the Company’s obligations hereunder will have been taken prior the delivery of this Warrant. This Warrant, when executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies and (iii) where applicable those representations and warranties that the Company has made to the Purchasers in Section 2 of the Series E 10% Cumulative Convertible Preferred Stock Purchase Agreement dated as of February 4, 2000 among the Company and the persons and entities named on the Schedule of Purchasers attached thereto as Exhibit A (the “Series E Purchase Agreement”).

15. Covenant of Company. The Company shall furnish to the Holder the information described in Section 6.1 of the Series E Purchase Agreement on the same basis as an “Investor” under Section 6.1 of the Series E Purchase Agreement, and the Holder shall be deemed to have the number of shares of Common Stock issuable upon the exercise of this Warrant for the purposes of such Section 6.1.

16. No Registration Rights; Market Stand-off. The Holder does not have registration rights. The Holder agrees in connection with the initial underwritten public offering of the Company’s securities, upon request of the Company or the underwriters managing any such offering, not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any of the Securities without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such managing underwriters.

17. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Company and the holders of Warrants representing at least two-thirds of the number of shares of Common Stock then issuable upon the exercise of the Warrants. As of the date hereof, there are an aggregate of 251,986 shares of Common Stock issuable upon the exercise of the Warrants, all of which are held by UBS Warburg LLC and current or former employees or consultants of UBS Warburg LLC or its affiliates. No such amendment, modification or waiver shall be effective as to this Warrant unless the terms of such amendment, modification or waiver shall apply with the same force and effect to all of the other Warrants then outstanding.

18. Warrant Register; Transfers. Etc.

A. The Company will maintain a register containing the names and addresses of the registered holders of the Warrants. The Holder may change its address as shown on the warrant register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at its address as shown on the warrant register.

B. Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to all of the shares purchasable hereunder. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed by the Holder for transfer, the Company shall issue a new warrant to the assignee.

C. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant (including a reasonably detailed affidavit with respect to the circumstances of any loss, theft or destruction) and of indemnity reasonably satisfactory to the Company, provided, however, that so long as the original holder of this Warrant is the registered holder of this Warrant, no indemnity shall be required other than its written agreement to indemnify the Company against any loss arising from the issuance of such new warrant.

19. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance, of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

20. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of California.

21. Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

22. Business Days. If the last or appointed day for the taking of any action required or the expiration of any right granted herein shall be a Saturday or Sunday or a legal holiday in Massachusetts, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

23. Antidilution.

(i) For purposes of this Section 23, the following definitions shall apply:

•	“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options granted to employees, consultants or directors of the Company pursuant to a plan or agreement adopted by the Board of Directors of the Company;

•	“Issue Date” shall mean February 4, 2000;

•	“Convertible Securities” shall mean any stock or other securities directly or indirectly convertible into or exchangeable for Common Stock;

•	“Conversion Price” shall mean $**PRICE**; and

•	“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to subsection (iii) below, deemed to be issued) by the Company after the Issue Date, other than shares of Common Stock issued or issuable:

(A) upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-l Preferred Stock or any series of Serial Preferred Stock of the Company (collectively, the “Company Preferred Stock”);

(B) as a dividend or distribution on Company Preferred Stock;

(C) by reason of a dividend, stock split, split-up or other distribution of shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the A. or B. above;

(D) to employees, consultants or directors of the Company pursuant to a plan adopted or agreement approved by the Board of Directors of the Company;

(E) in respect of warrants, options or other rights outstanding on the Issue Date; or

(F) in connection with any merger, acquisition, consolidation or purchase of all or substantially all of the shares or assets of another entity.

(ii) No Adjustment. No adjustment in the Conversion Price shall be made pursuant to subsection (iv) hereof unless the consideration per share (determined pursuant to subsection (v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Shares.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Company at any time or from time to time after the Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to subsection (v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) No readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(D) Notwithstanding clause (B) above, upon the expiration or termination of any unexercised Option, the Conversion Price shall be readjusted to remove from such prior adjustment the effect of such Additional Shares of Common Stock deemed issuable as the result of the original issue of such Option; and

(E) In the event of any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, an increase resulting from the antidilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment (if any) which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such increase been made upon the basis of such increased number of shares, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event that the Company shall at any time after the Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection (iii) hereof but excluding shares issued as a dividend or distribution or upon a stock split or combination), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided, that immediately after any Additional Shares of Common Stock are deemed issued pursuant to subsection (iii) hereof and the Conversion Price has been appropriately reduced pursuant to this subsection (iv), then such Additional Shares of Common Stock shall be deemed to be outstanding for all subsequent applications of this subsection (iv). The calculation of total number of shares of Common Stock outstanding shall assume the conversion of all convertible securities and be on a fully-diluted basis. Notwithstanding the foregoing, the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

(v) Determination of Consideration. The consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate of cash received and to be received by the Company with respect thereto, excluding amounts paid or payable for accrued interest or accrued dividends;

(II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III) in the event Additional Shares of Common Stock are issued together with other shares of securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to subsection (iii) above relating to Options and Convertible Securities shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities and the conversion or exchange of such Convertible Securities, subject to subsection (iii)(E) hereof.

(vi) Upon any adjustment to the Conversion Price the number of shares issuable upon the exercise hereof shall be adjusted to that number of shares that is obtained by multiplying the number of shares issuable upon exercise hereof (initially          ) by $7.50 per share and dividing the result by the new Conversion Price. The aggregate Purchase Price shall remain constant, so that the aggregate amount required to fully exercise this warrant shall be $                  .

(vii) The provisions of this Section 23 shall automatically expire upon the consummation of the Qualified Public Offering.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Company and the Holder have caused this Common Stock Purchase Warrant to be executed as of the date written below.

Dated as of December 14, 2000	COMPANY:

TESSERA, INC.

By:
Name:
Title:

HOLDER:
Signature
Print Name

Address:

Exercise Notice

To:	Date:

The undersigned hereby subscribes for                                  shares of Common Stock covered by this Warrant. The undersigned hereby agrees to the representations and covenants attached as Exhibit A to this Subscription notice. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below.

Signature
Name for Registration
Mailing Address

Net Issue Exercise Notice

To:	Date:

The undersigned hereby elects under Section 4 to surrender the right to purchase                                  shares of Common Stock pursuant to this Warrant. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature
Name for Registration
Mailing Address

EXHIBIT A TO SUBSCRIPTION

(a) Compliance with the Act. The Holder agrees that the Common Stock to be issued upon exercise of the Warrant (the “Shares”) is being acquired for investment and that he will not offer, sell or otherwise dispose of any Shares to be issued upon exercise of the Warrant except under circumstances which will not result in a violation of the Securities Act. Upon exercise of the Warrant, the Holder of the Warrant shall confirm in writing, in a form satisfactory to the Company, that the Shares are being acquired for investment and not with a view toward distribution or resale (unless sale of the Shares has been registered under the Securities Act). Any proposed transferee the Shares (except a transferee of the Shares in a registered public offering) will be required to agree to the representations and covenants contained therein. Certificates representing all Shares (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (II) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES OR (II) THERE IS AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE. THIS CERTIFICATE MUST BE SURRENDERED TO THE CORPORATION OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE OR OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SHARES RE-PRESENTED BY THIS CERTIFICATE.

(b) Notice of Proposed Transfers. Prior to any proposed transfer of any of the Shares, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice (the “Notice”) to the Company of such holder’s intention to make such transfer. The Notice shall describe the manner and circumstances of the proposed transfer in sufficient detail. If requested by the Company prior to the transfer being effected, the Holder shall provide to the Company a written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer the Shares may be effected without registration under the Securities Act. The holder of such securities shall be entitled to transfer such securities in accordance with the terms of the Notice only after the Company has consented in writing to such transfer. Each stock certificate evidencing the securities so transferred shall bear the appropriate restrictive legend set forth above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the securities laws.

(c) Investor Qualification. Holder is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act. Holder has substantial experience in evaluating and investing in private companies, such that Holder is capable of evaluating the merits and risks of Holder’s investment in the Company and can afford a complete loss of the Holder’s investment. Holder, by reason of Holder’s business or financial experience, directly or indirectly, has the capacity to protect Holder’s own interests in connection with the acceptance of any purchase of the Shares.

(d) Investment. Holder is acquiring or will be acquiring the Shares for investment for Holder’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Holder understands that the issuance and sale of the Shares has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Holder’s representations as expressed herein. Holder has not been formed for the specific purpose of acquiring the Shares.

(e) No Public Market. Holder understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for such securities and that, even if such a public market exists at some future time, the Company may not then be satisfying the current public information requirements of Rule 144.

(f) Access to Data. Holder and Holder’s representatives have had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of this transaction as well as to obtain any information requested by Holder. Any questions raised by Holder or Holder’s representatives concerning the transaction have been answered to the satisfaction of Holder and Holder’s representatives. Holder’s decision to enter into the transactions contemplated hereby is based in part on the answers to such questions as Holder and Holder’s representatives have raised concerning the transaction and on Holder’s own evaluation of the risks and merits of the purchase and the Company’s proposed business activities.

Assignment

For value received                                                                   hereby sell, assigns and transfers unto

Please print of typewrite name and address of Assignee

the within Warrant with respect to the right to purchase                                      shares of Common Stock, and does hereby in irrevocably constitute and appoint                                                                                        its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated:

In the Presence of: